EXHIBIT 10.3
December 16, 2009
Mr. James G. Mitchell
[ADDRESS OMITTED]
Dear Jim:
          When signed where indicated below, this letter shall serve as an amendment to our letter agreement dated January 20, 2003 (the “Letter Agreement”), which was amended on June 28, 2004 (the “2004 Amendment”). The Company and the employee hereby agree as follows:
          A. Amendment to Paragraph 1 of the Letter Agreement. The definition of “Normal Retirement” included in Paragraph 1 of the Letter Agreement shall be deleted in its entirety and replaced with the following definition:
As it pertains to James G. Mitchell, “Early Retirement” means, for purposes of the Steelcase Inc. Executive Supplemental Retirement Plan (the “SERP”) only, termination of employment, for any reason other than death, at any time on or after the first date on which the sum of Mr. Mitchell’s age and years of service equals or exceeds 73, being November 26, 2007, and before Mr. Mitchell reaches his Normal Retirement Age.
          B. Amendment to Paragraph 3(c) of the Letter Agreement. Paragraph 3(c) of the Letter Agreement is hereby amended and restated in its entirety as follows:
(c) Termination of Employment by Reason of Retirement. If your employment is terminated by you or the Company for any reason or no reason after you have reached the age of Early Retirement, you will be entitled to receive any severance payments as may be required by the applicable employment standards legislation and the amounts calculated and payable under the current provisions of the SERP subject to and payable in accordance with the terms and conditions of the SERP, as amended from time to time. You shall also be entitled to receive any base salary earned up to the date of termination, the value of any unused vacation days accrued to the date of termination, reimbursement of any business expenses reasonably incurred up to the date of termination and any vested balances you have under the Plans, subject to and payable in accordance with the terms of the Plans.
          C. Effective Date. This amendment shall be effective on December 16, 2009, regardless of the date of execution of this amendment by the parties.
          D. Miscellaneous. All other terms of the Letter Agreement and 2004 Amendment will continue in full force and effect until modified in accordance with their terms.
Sincerely,
James P. Hackett
President and Chief Executive Officer
Steelcase Inc.

READ, UNDERSTOOD AND ACCEPTED

By:	/s/ James G. Mitchell

James G. Mitchell

Date:	12/17/09

Witness:	/s/ John Hagenbush